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                                                                   EXHIBIT 10.12

                              TERMINATION AGREEMENT

      This Termination Agreement ("Agreement") is effective as of March 31, 2004 (the "Effective Date"), by and between David W. Quinn, an individual residing in Dallas County, Texas ("Quinn"), and Centex Corporation, a Nevada corporation, with offices in Dallas County, Texas ("Centex"). Quinn and Centex are collectively referred to as "Parties" and individually as "Party."

                                    RECITALS

      WHEREAS, the Parties entered into a Consulting Agreement dated March 31, 2002 (the "Consulting Agreement") under which Centex retained Quinn as a consultant to assist Centex and its Affiliates a variety of matters; and

      WHEREAS, the Parties now desire to mutually terminate the Consulting Agreement.

      NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual promises and covenants contained in the Agreement, Quinn and Centex agree as follows:

ARTICLE 1. DEFINITIONS

      Capitalized terms used herein shall have the meaning as provided in the Consulting Agreement, unless as otherwise set forth below.

ARTICLE 2. TERMINATION OF CONSULTING AGREEMENT

      2.1 Subject to the terms and conditions of this Agreement, as of the Effective Date, the Parties hereby terminate the Consulting Agreement and any and all rights, obligations or duties created thereunder. Each Party waives and releases any and all claims that they may have against the other thereunder.

      2.2 Paragraph 2.1 notwithstanding, the Parties agree that:

      (a) until March 31, 2007, Centex shall continue to provide Quinn with such medical and dental coverages as were being provided to Quinn as an employee of Centex at March 31, 2002. The provision of such coverage will continue to be subject to any changes of general application in the programs that provide such coverages to employees of Centex;

      (b) all deferred compensation due and owing to Quinn as described in paragraphs 2(c)(iii) and 2(c)(iv) of the Consulting Agreement shall continue to be paid to Quinn in the manner described in the Consulting Agreement. The Parties acknowledge and agree that such deferred compensation has never been and is

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            not now contingent in any way on Quinn's continued service in any capacity with Centex; and

      (c) Quinn's subsisting stock option agreements remain in full force and effect and are not altered in any manner by the terms of this Agreement.

      2.3 Quinn hereby acknowledges that all monies due him from Centex pursuant to paragraph 2(c)(i) of the Consulting Agreement have been paid.

      2.4 Centex hereby acknowledges that Quinn has fully satisfied his non-compete obligations to Centex as described in paragraph 6 of the Consulting Agreement.

ARTICLE 3. ENTIRE AGREEMENT

      This Agreement contains the entire agreement between the Parties hereto. Terms of this termination are contractual and not a mere recital.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first shown herein.

CENTEX CORPORATION

/s/   Raymond G. Smerge

By:   Raymond G. Smerge
Its:  Executive Vice President,
      Chief Legal Officer and Secretary
Date: February 25, 2004

/s/ David W. Quinn
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David W. Quinn, individually